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               Exhibit 23.2:  Consent of Independent Accountants
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We hereby consent to the incorporation by reference in this Registration
Statement on Form S-8 of our report dated March 1, 1996 appearing on page F-2 of Converse Inc.'s Annual Report on Form 10-K for the year ended December 30, 1995. We also consent to the application of such report to the Financial Statement Schedule for the year ended December 30, 1995 listed under Item 14(a) of Converse Inc.'s Annual Report on Form 10-K for the year ended December 30, 1995 when such schedule is read in conjunction with the financial statements referred to in our report. The audit referred to in such report also included this Financial Statement Schedule.

/s/ Price Waterhouse LLP
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Boston, Massachusetts
September 27, 1996